Deloitte & Touche LLP
Certified Public Accountants
Suite 1400
200 East Las Olas Boulevard
Fort Lauderdale, Florida 33301-2248

Tel: (954) 728-3800
Fax: (954) 728-3838
www.deloltte.com

INDEPENDENTACCOUNTANTS'REPORT

To the Board of Directors and Stockholder of U.S. Trust Mortgage Service Company and Subsidiary Delray Beach,
Florida:

We have examined management's assertion about U.S. Trust Mortgage Service Company and Subsidiary's (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the nine-month period ended December 31, 2002, included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the nine-month period ended December 31, 2002 is fairly stated, in all material respects.


/s/ Deloitte & Touche
--------------------

March 14, 2003






MANAGEMENT ASSERTION

As of and for the nine-month period ended December 31, 2002, U.S. Trust Mortgage Service Company and Subsidiary (the "Company") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, the Company had in effect a Financial Institution Blanket Bond in the amount of $100,000,000 per occurrence and in the aggregate.


By:     /s/ Stanley Matuszewski
        ------------------------
Title:  President
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Date:   March 14,2003